Exhibit 3.159

CHARTER

OF

ARC MANAGEMENT SERVICE, INC.

The undersigned person, having capacity to contract and acting as the incorporator of a corporation under the Tennessee Business Corporation Act, as amended, adopts the following charter for such corporation:

1.             Name. The name of the Corporation is ARC Management Service, Inc.

2.             Principal and Registered Offices. The address of the principal and registered offices of the Corporation in the State of Tennessee shall be 20 Burton Hills Boulevard, Suite 100, Nashville, Davidson County, Tennessee 37215.

3.             Registered Agent. The name of the registered agent of the Corporation, located at the registered office set forth above, is James H. Spalding.

4.             Nature of Corporation. The Corporation is for profit.

5.             Incorporator. The name and address of the incorporator is James H. Spalding, 20 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215.

6.             Authorized Stock. The Corporation shall have authority, acting by its Board of Directors, to issue not more than one thousand (1,000) shares of common stock, no par value.

7.             Indemnification. To the maximum extent permitted by law, subject to the limitations contained in this Paragraph 7, the Corporation shall indemnify an individual who is a party to a proceeding because such individual is or was a director or officer of the Corporation against any liability incurred in the proceeding and prior to the disposition thereof, advance the reasonable expenses incurred by such director or officer in connection with the proceeding, except that the Corporation shall not be required to indemnify or advance expenses to any director or officer for liability or expenses incurred in a proceeding initiated by or on behalf of such director or officer or to which such director or officer voluntarily becomes a party other than a suit to enforce indemnification rights. Furthermore, no indemnification under this Paragraph 7 shall be made if a judgment or other final adjudication adverse to the director or officer establishes his liability for (i) a breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) any unlawful distributions described in Section 48-18-304 of the Tennessee Business Corporation Act, as amended, (the “Act”). No indemnification shall be made by the Corporation for any amount paid in settlement without the Corporation’s prior written consent.

A director’s or officer’s rights to advancement of expenses are conditioned upon the director’s or officer’s furnishing the Corporation: (i) a written affirmation, personally signed by or on behalf of the director or officer of the good faith belief that he conducted himself in good faith and in the reasonable belief that his conduct was not opposed to the Corporation’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) written opinion of counsel for the director or officer in the proceeding to the effect that based on facts known to such counsel, it is reasonably possible that the director or officer will not be found liable contrary to his affirmation, and (iii) a written undertaking (in the form of an unlimited general obligation of the director or officer, which need not be secured) personally signed by or on behalf of the director or officer to repay any advances, if a judgment or final adjudication adverse to the director or officer establishes his liability contrary to his affirmation.

A determination on behalf of the Corporation of whether a director or officer is entitled to indemnification or advancement of expenses under this Paragraph 7 shall be made by the board of directors or a committee thereof or by independent special legal counsel in accordance with the provisions of Section 48-18-506 of the Act. A director’s or officer’s rights to indemnification and advancement of expenses as provided in this Paragraph 7 are intended to be greater than those which are otherwise provided for in the Act notwithstanding a failure to meet the standard of conduct required for permissive indemnification under the Act, are contractual in nature between the Corporation and the director or officer, and are mandatory. A director’s or officer’s rights to indemnification and advancement of expenses under this Paragraph 7 shall not be exclusive of other rights to which a director or officer may be entitled under an insurance policy, the Act, a resolution of the shareholders or directors of the Corporation, or an agreement providing for indemnification. Any repeal or modification of the provisions of this Paragraph 7, directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein existing in favor of particular individual at the time of such repeal or modification.

8.             Limitation of Directorial Liability.

a.             No person who is or was a director of this Corporation, nor his heirs, executors or administrators, shall be personally liable to this Corporation or its shareholders, and no such person may be sued by the Corporation or its shareholders, for monetary damages for breach of fiduciary duty as director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts act or omissions

2

not in good faith or which involve intentional misconduct or knowing violation of law, or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act, as amended from time to time.

b.             Any repeal or modification of the provisions of this Paragraph 8, directly or by the adoption of an inconsistent provision of this charter, shall not adversely affect any right or protection set forth herein in favor of a particular individual at the time of such repeal or modification.

Dated: April 10, 1998

/s/ James H. Spalding
James H. Spalding, Incorporator

3

ARTICLES AND PLAN OF MERGER

PURSUANT TO SECTION 48-21-105

OF THE

TENNESSEE BUSINESS CORPORATION ACT

THIS ARTICLES AND PLAN OF MERGER, dated as of December 9, 1998, is executed by ARC FINANCIAL SERVICES CORPORATION, a Tennessee corporation. AMBULATORY MANAGEMENT SERVICES, INC., a Tennessee corporation, and ARC MANAGEMENT SERVICES INC., a Tennessee corporation.

1.             ARC Financial Services Corporation (“Parent”) is the owner of 100% of the outstanding voting shares of Ambulatory Management Services, Inc. the “Company”), and is the owner of 100% of the outstanding voting shares of ARC Management Services, Inc. the “Subsidiary”).

2.             The board of directors of Parent deems it advisable and in the best interests of Parent to consummate the merger (the “Merger”) of the Company with and into the Subsidiary upon the terms and subject to the conditions set forth herein

3.             Parent is the patent corporation of each of the Company and the Subsidiary, within the meaning of Section 48-21-105(a) of the Tennessee Business Corporation Act (the “Act”).

4.             The Merger is intended to constitute a merger of two subsidiaries of Parent with and into each other pursuant to Section 48-21-105 of the Act.

5.             The Merger shall become effective at 11.50 p.m. on December 31, 1998 (the “Effective Time”). At the effective Time, the Company shall be merged with and into the Subsidiary, with the Subsidiary as the surviving corporation, and the separate existence of the Company shares shall cease (the Subsidiary is sometimes referred to herein as the “Surviving Corporation”). At the Effective Time, by virtue of the Merger and without any action on the part of shareholder thereof: (i) Each share of Company common stock, no par value (the “Company Common stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Subsidiary common stock, no par value (the “Subsidiary Common Stock”); (ii) Each share of Company Common Stock held in the treasury of the Company and held by any subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and cease to exist; and (iii) Each share of Subsidiary Common Stock issued and outstanding immediately prior lo the Effective Time shall remain outstanding and unchanged as a share of common stock of the Surviving Corporation. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code.

6.             The Charter and By-laws of the Subsidiary as in effect at the Effective Time shall be the Charter and By-Laws of the Surviving Corporation. The directors and officers of the Subsidiary at the Effective time shall be the directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner prescribed in the Charter and By-Laws of the surviving Corporation, or as otherwise provided by law.

7.             Shareholder approval of the Merger not being required under the Act. The Plan of Merger described above was duly adopted by written consent lieu of a meeting of the board of directors of Parent on December 9, 1998. As the sole shareholder of the Company and the Subsidiary parties to the Merger, the Patent hereby waives the mailing requirement of Section 48-21-105 of the Act.

IN WITNESS WHEREOF, Parent, the Company and the Subsidiary have caused these Articles and Plan of Merger to be executed by the authorized representatives as of the date above written.

ARC Financial Services Corporation

By:
Name:
Title:

Ambulatory Management Services, Inc.	ARC Management Services, Inc.

By:	By:
Name:	Name:
Title:	Title: